Amendment No. 1 to Prospectus Supplement dated December 11, 2019 (to Prospectus dated November 27, 2019)	Filed pursuant to Rule 424(b)(5) File No. 333-235299

ZION OIL & GAS, INC.

This Amendment No. 1 to the Prospectus Supplement amends the Prospectus Supplement dated December 11, 2019 (“Original Prospectus Supplement”). This Amendment No. 1 to the Original Prospectus Supplement should be read in conjunction with the Original Prospectus Supplement and the base Prospectus effective December 11, 2019. This Amendment No. 1 is incorporated by reference into the Original Prospectus Supplement. This Amendment No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Original Prospectus Supplement, including any amendments or supplements thereto.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”)

Our Plan under the section Obtaining Certificates and Transferring or Selling Shares on page S-8 of the Prospectus Supplement reads as follows:

On receipt of a request to sell some of or all the Plan shares, the Plan Agent will sell the shares on the open market no later than three business days after receipt of the request and will send the proceeds less a service charge of $12 and applicable brokerage commissions of only $0.10 per share sold (e.g., if 100 shares sold, commission is $10).

On November 27, 2020, an Amendment to the Transfer Agency and Registrar Services Agreement was executed between Zion Oil & Gas, Inc. and the American Stock Transfer & Trust Company, LLC, the Plan Agent, to change the Out-of-Pocket Pricing from the Sales of Shares at $12.00 per sale and $0.10 per share to Sales of Shares at $5.00 per sale and $0.03 per share with an effective date of December 1, 2020. The section Obtaining Certificates and Transferring or Selling Shares on page S-8 of the Prospectus Supplement shall read as follows:

On receipt of a request to sell some of or all the Plan shares, the Plan Agent will sell the shares on the open market no later than three business days after receipt of the request and will send the proceeds less a service charge of $5 and applicable brokerage commissions of only $0.03 per share sold (e.g., if 100 shares sold, commission is $3).

Accordingly, all references in the Original Prospectus Supplement continue, except the details under this Amendment No. 1. All other Plan features, conditions and terms remain unchanged.

The date of this Amendment No. 1 to the Prospectus Supplement is December 1, 2020.